Form 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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(Print or Type Responses)


1.
Name and Address of Reporting Person*
(Last)         (First)         (Middle)
Winstead  Patricia  L

(Street)
6401 Southwest Freeway

(City)       (State)         (Zip)
Houston, TX  77074


2.
Date of Event
Requiring Statement
(Month/Day/Year)

12/2001
4.
Issuer Name and Ticker or Trading Symbol

I-Sector Corporation (ISEC)


3.
I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


5.
Relationship of Reporting Person(s) to Issuer
(Check all applicable)

__
Director
__
10% Owner

x
Officer (give title below)
Vice President
__
Other (specify below)
Vice President

6.
If Amendment, Date of
Original (Month/Day/Year)


7.
Individual or Joint/Group Filing (Check Applicable Line)

x
Form filed by One Reporting Person


__
Form filed by More than One Reporting Person


Table I - Non-Derivative Securities Beneficially Owned

1.
Title of Security
(Instr. 4)
Common Stock

2.
Amount of Securities Beneficially Owned
(Instr. 4)
6,000

3.
Ownership Form: Direct (D) or Indirect (I)
(Instr. 5)
D

4.
Nature of Indirect Beneficial Ownership
(Instr. 5)


Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.
Title of Derivative Security
(Instr. 4)

2.
Date Exer-
cisable and
Expiration
Date
(Month/Day/Year)

3.
Title and Amount of Securities Underlying
Derivative Security
(Instr. 4)

4.
Conver-
sion or
Exercise
Price of
Deri-
vative
Security

5.
Owner-
ship
Form of
Deriv-
ative
Securities:
Direct
(D) or
Indirect
(I)
(Instr. 5)

6.
Nature of Indirect
Beneficial Ownership
(Instr. 5)


Date
Exer-
cisable
Expira-
tion
Date
  Title
Amont
or
Number
of
Shares



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:


/s/ Patricia L. Winstead by James H. Long, Attorney-in-fact
**Signature of Reporting Person
6/12/02
Date
*
If the form is filed by more than one reporting person, see Instruction 5(b)(v).
**
Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:
File three copies of this Form, one of which must be manually signed. If space is insufficient,
See Instruction 6 for procedure.


http://www.sec.gov/divisions/corpfin/forms/form3.htm
Last update: 02/11/2002